                                                                                                        EXHIBIT 12-(1)
                                                                   SONAT INC. AND SUBSIDIARIES

                                                                Computation of Ratios of Earnings
                                                           from Continuing Operations to Fixed Charges
                                                                      Total Enterprise (a)



                                         Nine Months Ended Sept 30,           Years Ended December 31,


                                                1994       1993      1993     1992     1991     1990     1989

                                                                  (In Thousands)

Earnings from Continuing Operations:
    Income (loss) before income taxes         $158,309  $306,703   $364,198 $133,728 $ 98,374 $127,811 $145,333
       Fixed charges (see computation below)    95,625   100,354    128,468  156,428  175,980  165,021  145,873
    Less allowance for interest capitalized     (5,037)   (2,524)    (4,101)  (8,422)  (7,951)  (6,184)  (6,116)
Total Earnings Available for Fixed Charges    $248,897  $404,533   $488,565 $281,734 $266,403 $286,648 $285,090


Fixed Charges:
    Interest expense before deducting
       interest capitalized                   $ 91,550  $ 95,108   $122,204 $149,165 $168,510 $158,550 $141,029
    Rentals(b)                                   4,075     5,246      6,264    7,263    7,470    6,471    4,844

                                              $ 95,625  $100,354   $128,468 $156,428 $175,980 $165,021 $145,873


Ratio of Earnings to Fixed Charges                 2.6       4.0        3.8      1.8      1.5      1.7      2.0



________________

(a) Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b) These amounts represent 1/3 of rentals which approximate the interest factor applicable to such rentals of the Company and its subsidiaries and continuing unconsolidated affiliates.